                               SCHEDULE 14A INFORMATION

                      PROXY STATEMENT PURSUANT TO SECTION 14(a)
                        OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                       /X/
Filed by a Party other than the Registrant    / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ENDOCARDIAL SOLUTIONS, INC.
                   (Name of Registrant as Specified in its Charter)

                       ---------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     5)   Total fee paid:

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
                                 -----------------------------------------------
     2)   Form, Schedule or Registration Statement No.:
                                                       -------------------------
     3)   Filing Party:
                       ---------------------------------------------------------
     4)   Date Filed:
                     -----------------------------------------------------------

                            ENDOCARDIAL SOLUTIONS, INC.
                            1350 ENERGY LANE, SUITE 110
                             ST. PAUL, MINNESOTA 55108

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                    May 21, 1998


TO THE STOCKHOLDERS OF ENDOCARDIAL SOLUTIONS, INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of Endocardial Solutions, Inc. (the "Company") will be held on Thursday, May 21, 1998 at 3:30 p.m., local time, at the Minneapolis Hilton, located at 1001 Marquette Avenue, Minneapolis, Minnesota, for the following purposes:

     1. To elect two directors to serve for three-year terms or until their respective successors are elected and qualify; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock as of the close of business on April 6, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                       By Order of the Board of Directors

                                       /s/ James W. Bullock

                                       James W. Bullock
                                       Secretary

April 24, 1998

                          ENDOCARDIAL SOLUTIONS, INC.
                          1350 ENERGY LANE, SUITE 110
                           ST. PAUL, MINNESOTA 55108

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1998


     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Endocardial Solutions, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 21, 1998 at 3:30 p.m., local time, at the Minneapolis Hilton, located at 1001 Marquette Avenue, Minneapolis, Minnesota, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company's Annual Report to Stockholders commencing on or about April 24, 1998.

     Only stockholders of record of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock") at the close of business on April 6, 1998 will be entitled to vote at the Annual Meeting. As of that date, a total of 8,981,410 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented.

     Shares of the Company's Common Stock represented by proxies in the accompanying form, which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in the manner directed by a stockholder. If no direction is given, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement and FOR ratification of the selection of Ernst & Young LLP as the Company's independent accountants. A stockholder may revoke a proxy at any time prior to its exercise by giving to an officer of the Company a written notice of revocation of the proxy's authority, by submitting a duly elected proxy bearing a later date or by delivering a written revocation at the Annual Meeting.

     If a stockholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                      PROPOSAL ONE:  ELECTION OF DIRECTORS

     The Board of Directors of the Company is composed of seven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Graydon E. Beatty and James W. Bullock are the directors in the class whose term expires at the Annual Meeting. The Board of Directors has nominated Messrs. Beatty and Bullock for election to the Board of Directors at the Annual Meeting for terms of three years, and each has indicated a willingness to serve. Peter H. McNerney resigned as a director of the Company as of March 31, 1998. The other directors of the Company will continue in office for their existing terms. Robert G. Hauser, M.D. and Steven R. LaPorte serve in the class whose term expires in 1999, and James E. Daverman and Ronald H. Kase serve in the class whose term expires in 2000. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director.

     The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Beatty and Bullock, unless otherwise directed. In the event that any nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

     Information concerning the incumbent directors is set forth below.

Graydon E. Beatty
(Nominee with new term
expiring in 2001). . . . . Graydon E. Beatty, 41 years old, is a founder of the
                           Company and has been Chief Technical Officer of the
                           Company since May 1995 and a Director since August
                           1992. Since the Company's inception in May 1992, Mr.
                           Beatty has served in several technical and
                           management positions. In addition, from May 1992
                           until December 1993, Mr. Beatty served as a
                           consultant with GMN Consulting, an engineering
                           consulting firm, and as a consulting engineer of
                           AngeMed, a division of Angeion Corp., a
                           cardiovascular device Company, from February 1992 to
                           September 1992. Mr. Beatty was Senior Development
                           Engineer of Bio-Medical Design Group, Inc., an
                           electrophysiology system developer, from December
                           1991 to May 1992. From 1989 to December 1991, Mr.
                           Beatty served as Principal Research Engineer at
                           Cardiac Pacemakers, Inc., a cardiovascular device
                           company.

James W. Bullock
(Nominee with new term
expiring in 2001). . . . . James W. Bullock, 41 years old, has been President,
                           Chief Executive Officer and a Director of the
                           Company since May 1994. In addition, Mr. Bullock
                           served as the Chief Financial Officer of the Company
                           from May 1994 until May 1996. From April 1992 until
                           joining the Company, Mr. Bullock served as President
                           and Chief Operating Officer of Stuart Medical, Inc.,
                           a cardiac monitoring start-up company. From April
                           1990 to April 1992, Mr. Bullock served as Vice
                           President of Sales and Marketing of the Stackhouse
                           Division of Bird Medical Technologies, a medical
                           device company. From 1978 to 1990, Mr. Bullock
                           served in a variety of marketing and sales
                           management positions, most recently as Vice
                           President of Sales, for the Pharmaseal Division of
                           Baxter International Inc., a medical products
                           company.  Mr. Bullock serves as a director of XRT
                           Corp., a manufacturer of x-ray catheters.


                                     -2-


Robert G. Hauser, M.D.
(Term expires in 1999) . . Robert G. Hauser, M.D., 58 years old, has been a
                           Director of the Company since October 1995. Dr.
                           Hauser has been a cardiologist at the Minneapolis
                           Heart Institute since September 1992, and has served as Executive Director since July 1994 and
                           President since February 1997. Dr. Hauser served as
                           President of the Cardiovascular Services Division of Abbott Northwestern Hospital from May 1995 until November 1996. From 1988 to July 1992,
                           Dr. Hauser served as President and Chief Executive
                           Officer of Cardiac Pacemakers, Inc., a
                           cardiovascular device company.

Steven R. LaPorte
(Term expires in 1999) . . Steven R. LaPorte, 47 years old, has been a Director of the Company since September 1996. Mr. LaPorte has served as Vice President and General Manager of Medtronic CardioRhythm, an affiliate of Medtronic, Inc., since January 1994. From 1989 to January 1994,
                           Mr. LaPorte served as Vice President of Operations for the Neurological Division of Medtronic, and from 1979 to 1989, as a project manager and then Director of the Corporate Information Services division of Medtronic.

James E. Daverman
(Term expires in 2000) . . James E. Daverman, 48 years old, has been a Director of the Company since July 1994. Mr. Daverman has served as a Managing General Partner and is a founder of Marquette Venture Partners, a venture capital investment firm, since January 1987. Mr.
                           Daverman is a director of Colla Genex
                           Pharmaceuticals, Inc., a pharmaceutical company.

Ronald H. Kase
(Term expires in 2000) . . Ronald H. Kase, 39 years old, has been a Director of the Company since March 1993. Mr. Kase joined New
                           Enterprise Associates, a venture capital investment firm, in January 1991 and became a general partner in May 1995. Mr. Kase is a limited partner of NEA
                           V, Limited Partnership. Mr. Kase also serves as a director of several privately held health care companies.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BEATTY AND BULLOCK AS DIRECTORS OF THE COMPANY.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the 1997 fiscal year, the Board of Directors held six meetings. Each director holding office during the fiscal year attended at least 75% of the total number of meetings of the Board of Directors (held during the period for which he has been a director) and committees of the Board on which he served. The Board of Directors has an Audit Committee and a Compensation Committee, which are described below. The Company does not have a Nominating Committee.

     The Board of Directors has an Audit Committee comprised in 1997 of Messrs. Daverman and McNerney. The Audit Committee reviews the scope, results and costs of the audit with the Company's independent accountants, reviews the Company's significant accounting policies and internal controls and reports the results of its review to the full Board of Directors and to management. The Audit Committee held one meeting during the 1997 fiscal year.

     The Board of Directors has a Compensation Committee comprised in 1997 of Messrs. Daverman, Kase and McNerney. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees to the Company, subject to ratification by the full Board of Directors, and administers the Company's stock option plans. The Compensation Committee held two meetings during the 1997 fiscal year.

COMPENSATION OF DIRECTORS

     For their services to the Company, nonemployee directors receive stock options under the Directors' Plan and each director is reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

     Directors who are also employees of the Company are not separately compensated for any services provided as a director.

                               EXECUTIVE OFFICERS

     The executive officers of the Company serve at the discretion of the Board of Directors and are chosen annually by the Board of Directors. Set forth below are the names, ages and positions of the executive officers of the Company.

     Name                    Age   Position
     ----                    ---   --------
James W. Bullock              41   President and Chief Executive Officer and
                                   Director
Frank J. Callaghan            44   Vice President, Research and Development
Richard J. Omilanowicz        45   Vice President, Manufacturing
Andrew K. Balo                50   Vice President of Regulatory, Clinical
                                   Affairs and Quality Assurance
Graydon E. Beatty             41   Chief Technical Officer and Director
Leota L. Pearson              39   Controller
Patrick J. Wethington         29   Director of Marketing

     Information concerning the business experience of Messrs. Beatty and Bullock is provided in "Proposal One: Election of Directors." Set forth below is a description of the background of the other executive officers.

     FRANK J. CALLAGHAN has been Vice President of Research and Development of the Company since November 1995. From 1987 until joining the Company, Mr. Callaghan served as a Director of Research and Development at Telectronics Pacing Systems, Inc., a manufacturer of cardiac rhythm management devices. From 1983 to 1987 Mr. Callaghan served in several capacities, including Manager, Systems Technology, at Cordis Corporation, a manufacturer of angiographic and implantable devices.

     RICHARD J. OMILANOWICZ has been Vice President of Manufacturing of the Company since November 1994. From May 1993 until joining the Company, Mr. Omilanowicz served as General Manager of McKechnie Plastic Components, a custom injection molding company. From 1980 to May 1993, Mr. Omilanowicz served in several capacities at the Pharmaseal Division of Baxter International Inc., most recently as Director of Research, Development and Engineering.

     ANDREW K. BALO has been Vice President of Regulatory, Clinical Affairs and Quality Assurance of the Company since October 1997. From September 1995 until joining the Company, Mr. Balo served as Vice President, Regulatory/Clinical/Technical Services at Pacesetter, Cardiac Rhythm Management Division of St. Jude Medical, Inc. From July 1992 to September 1995, Mr. Balo served as Vice President Regulatory/Clinical/Quality of St. Jude Medical, a manufacturer of mechanical and tissue heart valves. From 1978 to 1992, Mr. Balo served in a variety of regulatory, clinical and quality management positions, most recently as Vice President of Regulatory and Quality for the Operating Room Division of Baxter International, a medical products company.

     LEOTA L. PEARSON has been Controller of the Company since July 1994. From November 1993 until joining the Company, Ms. Pearson served as Controller of General Litho Services, Inc., a printing company. Ms. Pearson completed her MBA in June 1993. From 1983 to May 1990, Ms. Pearson served as Controller of Orthomet, Inc., a manufacturer and distributor of orthopedic devices. Ms. Pearson is a Certified Public Accountant.

     PATRICK J. WETHINGTON has been Director of Marketing of the Company since November 1996. From March 1994 to October 1996, Mr. Wethington was the marketing manager for tachycardia products for Guidant/CPI's implantable cardioverter defibrillator pulse generator and endocardial lead business. From June 1992 to March 1994, Mr. Wethington served as a field clinical representative for Guidant/CPI's cardiac rhythm management products. From September 1990 to June 1992, Mr. Wethington served as a sales and marketing consultant for several businesses, including 3M, Dayton Hudson Corp. and Synert Service Corporation.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal years ended December 31, 1997 and 1996, by the Company's Chief Executive Officer and all other executive officers whose salary and bonus earned in 1997 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                  COMPENSATION
                                                                      AWARDS
                                         ANNUAL COMPENSATION      -------------
                                       -------------------------   SECURITIES
                              FISCAL                               UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY          BONUS    OPTIONS(#)(1)   COMPENSATION
---------------------------   ------   ----------     ----------  -------------   ------------
  James W. Bullock             1997    $ 185,577      $  30,000      335,000           --
     President and Chief       1996      180,000         20,000      285,000           --
     Executive Officer and
     Director

  Frank J. Callaghan           1997    $ 126,000             --       80,000           --
     Vice President,           1996      120,000      $   7,698       70,000      $50,735(2)
     Research and
     Development

  Richard J. Omilanowicz       1997    $ 128,446             --       80,000           --
     Vice President,
     Marketing                 1996      119,954             --       70,000           --

  Graydon E. Beatty            1997    $ 110,000             --       25,000           --
     Chief Technical Officer   1996      110,000             --       25,000           --
     and Director

  Dennis J. McFadden           1997    $ 139,997      $  10,000           --           --
     Chief Financial Officer

-------------------
(1)  Represents options granted pursuant to the Company's Stock Option Plan.

(2)  Represents reimbursement of relocation expenses.

STOCK OPTIONS

     The following table summarizes stock options granted to the executive officers named in the Summary Compensation Table above during the Company's fiscal year ended December 31, 1997.

                        OPTION GRANTS IN FISCAL YEAR 1997

                                       INDIVIDUAL GRANTS(1)
                              ---------------------------------------                POTENTIAL REALIZABLE
                                             % OF TOTAL                                 VALUE AT ASSUMED
                                NUMBER OF     OPTIONS                                ANNUAL RATES OF STOCK
                                SECURITIES   GRANTED TO                               PRICE APPRECIATION
                                UNDERLYING   EMPLOYEES    EXERCISE                    FOR OPTION TERM (4)
                                 OPTIONS     IN FISCAL    PRICE PER    EXPIRATION   -----------------------
          NAME                   GRANTED       YEAR(2)    SHARE (3)       DATE         5%             10%
     -------------------------  ----------   ----------   ---------    ----------   --------       --------
     James W. Bullock. . . . .    50,000        20.8%       $9.38        6/19/07    $295,000       $755,500
     Frank J. Callaghan. . . .    10,000         4.2%      $11.06       12/16/07     $69,600       $182,900
     Richard J. Omilanowicz. .    10,000         4.2%      $11.06       12/16/07     $69,600       $182,900
     Graydon E. Beatty . . . .         -           -            -              -           -              -
     Dennis J. McFadden. . . .    25,000        10.4%      $13.13        9/21/07          (5)            (5)

---------------------

(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column are all incentive stock options granted pursuant to the Stock Option Plan. The options vest in monthly installments over a period of four years and are exercisable after six months of employment. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a ten year period of time. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation, a transfer of all of the Company's stock, a sale of substantially all of the Company's assets or a dissolution or liquidation of the Company.

(2) In 1997, the Company granted employees options to purchase an aggregate of 235,500 shares of Common Stock.

(3) The exercise price may be paid in cash, or in the case of Mr. Bullock, in cash, by promissory note or in shares of Common Stock with a market value as of the date of grant equal to the exercise price or a combination of any of the above.

(4) The compounding assumes a ten year exercise period for all options grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(5) The stock options were canceled upon the resignation of Mr. McFadden in December 1997.

     YEAR-END OPTION TABLE

          The following table sets forth certain information concerning options to purchase Common Stock exercised by the executive officers named in the Summary Compensation Table above during fiscal year 1997 and the number and value of unexercised stock options held by such officers as of December 31, 1997.

           AGGREGATED VALUE OF OPTIONS HELD AT DECEMBER 31, 1997

                           NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                              OPTIONS HELD AT             IN-THE-MONEY OPTIONS HELD
                              DECEMBER 31, 1997            AT DECEMBER 31, 1997 (1)
                         --------------------------      ---------------------------
     NAME                EXERCISABLE  UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
----------------------   -----------  -------------      -----------   -------------
James W. Bullock           176,875       133,125         $ 1,677,530    $ 761,168
Frank J. Callaghan          33,542        46,458         $   317,695    $ 321,005
Richard J. Omilanowicz      36,879        40,121         $   345,744    $ 248,035
Graydon E. Beatty           25,000             0         $   248,250    $       0
Dennis J. McFadden          15,750             0         $   121,748    $       0

---------------
(1) "Value" has been determined based on the difference between the last sale price of the Company's Common Stock as reported by the Nasdaq National Market System on December 31, 1997 ($10.13) and the per share option exercise price, multiplied by the number of shares subject to the in-the-money options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and recommends salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Compensation Committee also is responsible for the administration of the Company's 1993 Long-Term Stock Option Plan. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in fiscal year 1997.

     General Compensation Policy. The Company is committed to attracting, hiring and retaining an experienced management team that can successfully develop and manufacture the Company's products, penetrate target markets and develop new products. The fundamental policy of the Compensation Committee is to provide the Company executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and long-term shareholder interest as well as the officers' personal performance. It is the Compensation Committee objective to have a portion of each executive officer compensation contingent upon the Company performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry (ii) bonus contingent upon specific corporate and individual milestones and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     Base Salary. The base salary is established as a result of the Committee's analysis of each executive officer's individual performance during the prior year, the overall performance of the Company during the prior year and historical compensation levels within the executive officer group. The committee believes executive salaries must be sufficient to attract and retain key individuals. Salaries are based on experience level and are intended to be competitive with median salaries paid to comparable executives in similar positions at other development stage medical device companies.

     Bonus Awards for Fiscal 1997. In conjunction with the establishment of a fiscal 1997 bonus pool during the fiscal year, the Committee established certain performance objectives, including corporate, departmental and individual goals, which, when met, would result in bonus payments to employees, including executive officers. In early 1998, the Committee approved bonuses for executive officers and employees for recognition of established objectives.

     Long-Term Incentive Compensation. Long-term incentives are provided through grants of stock options. The grants are designed to align the interest of each executive officer with those of the stockholders and provide each individual with an incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Stock options are generally granted to executive officers at the time of they are elected. In determining the number of share subject to stock option grants, the Committee takes into consideration the job responsibilities, experience and contributions of the individual as well as the recommendations of the Chief Executive Officer. The restricted stock generally vests in monthly installments over a period of four years and are exercisable after six months of employment. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a ten year period of time.

     CEO Compensation. The Compensation Committee's determination of the Chief Executive Officer's salary, bonus and stock option grants follow the policies set forth above for all executive's compensation. The Committee seeks to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size and a bonus contingent upon specific corporate objectives. In addition, a significant percentage of the total compensation package is contingent upon the Company's performance and stock price appreciation.

     During 1997, Mr. Bullock salary was increased 5.6% to recognize favorable corporate and individual performance. Mr. Bullock also received an incentive stock option grant of 50,000 shares in May 1997. In addition, a bonus of $30,000 was paid during 1997 based upon the accomplishment of specific milestones. These cash, stock and bonus awards reflected the Committee's judgment as to Mr. Bullock's individual performance and the overall performance of the Company in completing its initial public stock offering and making significant progress toward the commercialization of the Company's EnSite 3000-TM- System. The Committee also believes that stock options granted to Mr. Bullock to date provide a significant and appropriate tie between overall compensation and the performance of the Company over the long term.

     Compliance with Internal Revenue Code Section 162(m).  As a result of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year.
This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Committee believes that option granted the 1993 Long-Term Stock Option Plan will meet the requirements for qualifying as performance-based.

     The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for the 1997 calendar year will exceed the $1 million limit per officer. Accordingly, the Committee believes that this section will not affect the tax deductions available to the Company.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ronald H. Kase, Peter H. McNerney and James E. Daverman served as members of the Company's Compensation Committee during 1997. Mr. McNerney is a Partner of Coral Partners IV, Limited Partnership. Mr. McNerney resigned from the Board of Directors of the Company as of March 31, 1998. Mr. Kase is a limited partner in New Enterprise Associates V, Limited Partnership. New Enterprise Associates V, Limited Partnership is affiliated with ONSET Enterprise Associates, L.P., Chemicals & Materials Enterprise Associates,

Limited Partnership and Catalyst Ventures. Mr. Daverman is the Managing General Partner of Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P. See "Security Ownership of Certain Beneficial Owners and Management."

                                       RONALD H. KASE,
                                       JAMES E. DAVERMAN and
                                       PETER H. MCNERNEY

                                       The Members of the Compensation Committee of the Board of Directors


                                PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market and the Standard & Poor's Health Care Index, assuming the investment of $100 on March 19, 1997 (the date the Common Stock began trading) and the reinvestment of dividends.

                  COMPARISON OF 1997 CUMULATIVE TOTAL RETURN*
    AMONG ENDOCARDIAL SOLUTIONS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE STANDARD & POOR'S HEALTH CARE INDEX.

              Endocardial Solutions, Inc.    Nasdaq Stock Market (U.S.)    S&P Health Care
              ---------------------------    --------------------------    ---------------
                      (dollars)                      (dollars)                (dollars)
March 1997              100                             100                      100
Dec. 1997               113                             121                      128


*  $100 INVESTED ON 3/17/97 IN STOCK OR INDEX INCLUDING REINVESTMENT OF
   DIVIDENDS.

                              CERTAIN TRANSACTIONS

     The Company paid $16,000 in 1997 to Novel Biomedical, Inc. in connection with research and development activities performed for the Company. The owner of Novel Biomedical, Inc., Jonathan Kagan, is a founder and stockholder of the Company.

     In April 1996, the Company entered into an Investment Agreement (the "Investment Agreement") with a wholly-owned subsidiary of Medtronic, Inc. ("Medtronic") pursuant to which the Company sold to Medtronic 1,953,700 shares of the Company's Series C Preferred Stock for a purchase price of $10 million. See "Security Ownership of Certain Beneficial Owners and Management." Each share of Series C Preferred Stock issued to Medtronic automatically converted to one-half share of Common Stock upon completion of the Company's initial public offering, as a result of the one-for-two reverse stock split of the Common Stock. Pursuant to the Investment Agreement, the Company has granted Medtronic a right of first offer with respect to the exclusive distribution of the EnSite 3000-TM- System and related products in territories outside of North America. Pursuant to such right of first offer, the Company and Medtronic entered into a seven-year distribution agreement in September 1997 to market the EnSite 3000-TM- System in Europe, Japan and the Middle East. The Company also granted Medtronic certain rights to have the shares of Common Stock issued upon conversion of the Series C Preferred Stock registered under the federal securities laws. Medtronic currently owns 1,726,850 shares of Common Stock of the Company, which represents approximately 19.3% of the Company's outstanding Common Stock. In January 1998, the Company entered into a license agreement (the "License Agreement") with Medtronic. In connection with the License Agreement, the Company issued to Medtronic an immediately exercisable warrant (the "Initial Warrant") to purchase 447,554 shares of the Common Stock, and agreed to issue in the future an additional warrant (the "Additional Warrant"), subject to certain conditions and contingencies, to purchase 223,777 shares of Common Stock. In connection with execution of the License Agreement, the Company also granted Medtronic certain demand and piggy-back registration rights with respect to the shares obtained on exercise of the Initial and Additional Warrants.
Mr. LaPorte, a director of the Company, is Vice President and General Manager of Medtronic CardioRhythm, an affiliate of Medtronic.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 28, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director, nominee and executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" above and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

                                                                       Percentage of
                                                 Number of Shares        Outstanding
                                              Beneficially Owned (1)       Shares
                                              ----------------------   --------------
Medtronic Asset Management, Inc. (2) . . . .        2,174,404               24.3%
  7000 Central Avenue NE
  Minneapolis, MN 55432
Marquette Venture Partners II, L.P. (3). . .          735,294                8.2
  520 Lake Cook Road, Suite 450
  Deerfield, IL 60015
NEA Partners V,. . . . . . . . . . . . . . .          647,794                7.2
  Limited Partnership
  2490 Sand Hill Road
  Menlo Park, CA 94025
Interactive Research Advisors, Inc. (4). . .          518,900                5.8
 101 Park Center Plaza
  Suite 1300
  San Jose, CA 95113
Sprout Capital VI, L.P. (5). . . . . . . . .          482,347                5.4
  3000 Sand Hill Road
  Building 4, Suite 270
  Menlo Park, CA 94025-7114
Graydon E. Beatty (6). . . . . . . . . . . .          240,000                2.7
James W. Bullock (7) . . . . . . . . . . . .          253,750                2.8
James E. Daverman (8). . . . . . . . . . . .          745,294                8.3
Robert G. Hauser, M.D. (7) . . . . . . . . .           35,000                 *
Ronald H. Kase (9) . . . . . . . . . . . . .           10,000                 *
Steven R. LaPorte (10) . . . . . . . . . . .           10,000                 *
Peter H. McNerney (11) . . . . . . . . . . .          451,177                5.0
Frank J. Callaghan (12). . . . . . . . . . .           39,375                 *
Richard J. Omilanowicz (13). . . . . . . . .           45,712                 *
Dennis J. McFadden (14). . . . . . . . . . .           23,750                 *
All executive officers and directors . . . .        5,138,201               57.4
as a group (10 persons) (15)

--------------------
 *  Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2) Includes 447,554 shares issuable pursuant to a currently exercisable warrant.

(3)    Includes 20,426 shares held by MVP II Affiliates Fund, L.P.

(4) Disclosure is made in reliance upon a statement on Schedule 13D, dated as of February 17, 1998, filed with the Securities and Exchange Commission.

(5)    Includes 65,986 shares held by DLJ Capital Corporation.

(6)    Includes 25,000 shares issuable pursuant to Currently Exercisable
       Options.

(7)    Represents shares issuable pursuant to Currently Exercisable Options.

(8) Includes 735,294 shares beneficially owned by Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P. with respect to which Mr. Daverman has voting and investment power. See Note 3 above. Mr. Daverman is a Managing General Partner of Marquette Venture Partners II, L.P. Mr. Daverman disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in Marquette Venture Partners II, L.P.

(9) Excludes shares beneficially owned by entities affiliated with New Enterprise Associates. Mr. Kase is a limited partner of NEA Partners V, Limited Partnership. Mr. Kase disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in NEA Partners V, Limited Partnership.

(10) Excludes shares beneficially owned by Medtronic Asset Management, Inc. Mr. LaPorte is Vice President and General Manager of Medtronic CardioRhythm, an affiliate of Medtronic. Mr. LaPorte disclaims beneficial ownership of these shares.

(11) Includes 441,177 shares beneficially owned by Coral Partners IV, Limited Partnership with respect to which Mr. McNerney has voting and investment power. Mr. McNerney is a partner of Coral Management Partners IV, the General Partner of Coral Partners IV, Limited Partnership. Mr. McNerney disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in Coral Partners IV, Limited Partnership.

(12)   Includes 29,375 shares issuable pursuant to Currently Exercisable
       Options.

(13)   Includes 42,712 shares issuable pursuant to Currently Exercisable
       Options.

(14)   Includes 18,250 shares issuable pursuant to Currently Exercisable
       Options.

(15)   See Notes 6, 7, 8, 9, 10, 11, 12 and 13 above.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were complied with, except that statements of changes in beneficial ownership on Form 4 were not timely filed by New Enterprise Associates V, Limited Partnership and certain affiliates, and Richard J. Omilanowicz.

                            INDEPENDENT ACCOUNTANTS

     Representatives of Ernst & Young LLP, independent accountants for the Company for the fiscal year ending December 31, 1998, are expected to be present at the Annual Meeting, and will be available to answer appropriate questions from stockholders.

                            SOLICITATION OF PROXIES

     The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company's stockholders.

                     PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any proposal by a stockholder to be presented at the 1999 Annual Meeting of Stockholders and to be included in the Company's proxy statement must be received at the Company's executive offices, 1350 Energy Lane, Suite 110 St. Paul, Minnesota 55108, no later than the close of business on December 21, 1998. Proposals should be sent to the attention of the Secretary.

                                    GENERAL

     The Company's Annual Report for the fiscal year ended December 31, 1997 is being mailed to stockholders together with this Proxy Statement. The Annual Report is not to be considered part of the soliciting materials.

     The information set forth in this Proxy Statement under the caption "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly so incorporates such information by reference, and (ii) "soliciting material" or to be "filed" with the SEC.

                                       By Order of the Board of Directors

                                       /s/ James W. Bullock

                                       James W. Bullock
                                       Secretary

April 24, 1998

PROXY                                    ENDOCARDIAL SOLUTIONS, INC.
                      1998 ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James W. Bullock and Leota L. Pearson proxies (each with the power to act alone and with the power of substitution), to vote, as designated below, all shares of Common Stock of Endocardial Solutions, Inc. which the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of Endocardial Solutions, Inc. to be held on Thursday, May 21, 1998, at 3:30 p.m. local time, at the Minneapolis Hilton, located at 1001 Marquette Avenue, Minneapolis, Minnesota, and any adjournment thereof, and hereby revokes all former proxies.

1.  ELECTION OF DIRECTORS. NOMINEES: James W. Bullock and Graydon E. Beatty

        / /  VOTE FOR all nominees listed above,            / /  WITHHOLD
        AUTHORITY
           except those whose names are written below:         to vote for all
        nominees listed above

--------------------------------------------------------------------------------

          (CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                              Please sign exactly as your name
                                              appears hereon. Jointly owned
                                              shares will be voted as directed
                                              if one owner signs unless another
                                              owner instructs to the contrary,
                                              in which case the shares will not
                                              be voted. If signing in a
                                              representative capacity, please
                                              indicate title and authority.
                                              Dated: _____________________, 1998
                                              __________________________________
                                                          Signature